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NIKE, INC. ANNOUNCES THE RETIREMENT OF JOHN THOMPSON, JR. FROM ITS BOARD OF DIRECTORS

Thompson Will Continue to Advise Board in Director Emeritus Role

BEAVERTON, Ore., May 27, 2020 - NIKE, Inc. (NYSE: NKE) today announced that John Thompson, Jr., a director of the Company since 1991 and former Head Coach of the Georgetown University men’s basketball team, has decided to retire and will not stand for re-election to the NIKE, Inc. Board of Directors at the September 2020 Annual Meeting of Shareholders. Mr. Thompson’s retirement will be effective as of the end of Nike’s fiscal year on May 31, 2020 after which he will serve the board as a Director Emeritus.

“We’d like to thank Coach Thompson for his countless contributions to Nike and to the world of sport. His leadership transcends all arenas, and we will forever be grateful for his insights, experience and example,” said Mark Parker, Executive Chairman of Nike, Inc. “We look forward to continuing to benefit from his guidance as he transitions into the role of Director Emeritus.”

“I’ve known John Thompson for almost 50 years and Nike would not be the company it is today without his many contributions,” said Phil Knight, Nike, Inc. Co-Founder and Chairman Emeritus. “He’s long been recognized as a pioneer, a leader and a hall of famer in the game of basketball. For Nike, it’s his wisdom that sets him apart and I know as Director Emeritus he’ll continue to provide the board with the unique insights that have defined him.”

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned subsidiary brand Converse designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.